Exhibit 99.2

                       EMPLOYMENT AGREEMENT


          THIS AGREEMENT made and entered into this 1st day of November, 2004, in Salt Lake City, Utah, between Autostrada Motors, Inc., a Utah corporation ("Autostrada" or "Employer"), and Douglas W. Fry, an individual ("Employee");

                       W I T N E S S E T H:

                             Recitals

          Autostrada maintains its principal place of business at 235 West 500 South Salt Lake City, UT 84101;

          The Employee is an officer, director and stockholder of Autostrada;

          The Employee recognizes that the covenants and promises contained herein are for the mutual benefit of the Employee and Autostrada and for the protection of the property, business, corporate opportunities and trade secrets of Autostrada and the value of the Employee's shareholdings; and

          Autostrada desires to employ the Employee as President and Chief Financial Officer, and the Employee desires to accept such employment as outlined herein and subject to the terms and conditions hereof;

          NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, Autostrada and the Employee do hereby agree as follows, to-wit:

                            Section 1

                            Employment

          The Employer employs the Employee and the Employee accepts employment upon the terms and conditions of this Agreement.

                            Section 2

                               Term

          The term of this Agreement shall begin on the date hereof and shall continue for a term of five years, and thereafter, on a year to year basis, unless sooner terminated as provided herein.

                            Section 3

                           Compensation

          3.1 For all services rendered by the Employee, the Employer shall pay the Employee the compensation designated by the President or the Board of Directors from time to time, in an amount of not less than $48,000.00 the 1st year; $60,000.00 the 2nd and 3rd years; and $72,000.00 the 4th and 5thyears. Salary payments shall be subject to withholding and other applicable taxes. Such compensation will accrue regardless of the Company's ability to pay the compensation on a semi-monthly basis.


                              Section 4

                      Employee Benefit Plans

          The Employee shall be entitled to participate in any Internal Revenue Service qualified profit-sharing plan, employee stock option plan, stock bonus plan, pension plan or any similar plan adopted and implemented by Autostrada. The actual participation, employer contributions, if any, and restrictions of each such qualified employee benefit shall be determined by the Board of Directors of Autostrada. To the extent that it is reasonable and practicable, any shares of common stock required to be issued and delivered by the Employer to the Employee hereunder, may be issued and delivered to the Employee pursuant to any such plan, provided the rights of the Employee are not unduly prejudiced thereby.

                            Section 5

                  Health Care Insurance Benefits

          Autostrada shall provide the Employee and his dependents with the same health insurance provided to all other employees of Autostrada. Autostrada shall have complete discretion in choosing the type of health insurance plan, the insurance carrier and the extent of the insurance coverage. Any benefits provided to the Employee or his dependents under this Section shall terminate with the termination of employment hereunder for any reason whatsoever.

                            Section 6

                              Duties

          The Employee shall be employed for and empowered to carry on all duties normally carried on by a President and Chief Financial Officer, including, but not limited to those outlined in the Bylaws of Autostrada; to oversee the day to day operations and to authorize the purchase of vehicle inventories and related products from auctions, dealers or other vendors; to authorize the purchase of inventory for any of the retail outlets operated by Autostrada; the right to hire, fire and set compensation for all agents, employees and clerks of Autostrada other than the duly appointed officers; to oversee all construction and maintenance; and all duties incident to the foregoing; provided, however, any purchases not in the ordinary course of the business of Autostrada shall be subject to the approval of the Board of Directors.

                            Section 7

                        Extent of Services

          With the exception of the Employee's commitment to Diamond
Executive Detailing. LLC., the Employee shall devote his entire time, attention and energies to the Employer's business and shall not, during the term of this Agreement, be engaged in any other business activity whether or not such business activity is pursued for gain, profit or other pecuniary event; however, the Employee may invest his assets in such form or manner as will not require his services in the operation of the affairs of the companies in which such investments are made. Autostrada shall be the sole owner of all of the fruits of the labor of the Employee, regardless of their nature, including proprietary designs, products or services designed or developed, customers initiated or serviced, business prospects and the like.

                            Section 8

                    Reimbursement for Expenses

          The Employee shall be reimbursed for all out-of-pocket expenses reasonably incurred in performing services on behalf of Autostrada pursuant to the direction of the President or the Board of Directors.

                            Section 9

                         Indemnification

          Autostrada shall indemnify and hold the Employee harmless to the full extent permitted by the law against all expenses, attorney's fees, judgments, fines and the like actually and reasonably incurred by the Employee in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, incurred by the Employee in connection with any act or omission by the Employee performed or omitted pursuant to this Agreement, provided that he has acted in good faith and in the manner he reasonably believed to be in or not opposed to the best interest of Autostrada, and provided further, that with respect to any criminal action, he had no reasonable cause to believe his conduct was unlawful.

                            Section 10

                           Termination

          This Agreement may be terminated by the Employer or the Employee on written notice, for any reason whatsoever; provided, however, in the event of termination by the Employer for no cause, the Employer shall be required to pay the Employee one year's salary as liquidated damages for any such termination; for this purpose, the year's salary payable shall be the salary being paid to the Employee at the time of any such termination. The Employer may also terminate this Agreement forthwith for cause, defined solely as fraud, misappropriation, intentional material damage or similar conduct damaging to the business, property or assets of Autostrada. In the event of termination, compensation or salary shall cease on the effective date of termination, and with the exception of benefits vested pursuant to any plans implemented under Section 4 hereof, the Employee shall forfeit all other benefits provided pursuant to this Agreement.

                            Section 11

                 Use of Confidential Information

          The Employee recognizes and acknowledges that he has had and will have access to certain confidential information concerning Autostrada or its subsidiaries, and that such information constitutes valuable, special and unique property of Autostrada and its subsidiaries. The Employee agrees that in addition to any other limitation, regardless of the circumstances of the termination of employment, he will not communicate to any person, firm, corporation or other entity any such confidential information relating to any product, patent, patent pending, license, certificate, design, customer list, prices, secrets, advertising, nor any confidential knowledge or secrets which he has previously acquired or may from time to time acquire with respect to Autostrada or any of its subsidiaries.

                            Section 12

                Non-Competition after Termination

          The Employee agrees that for a period of one year after the termination of this Agreement for any reason whatsoever he shall not directly or indirectly engage in or in any manner be connected with or employed by any person, firm or corporation in competition with Autostradaor any of its subsidiaries, or in competition with Autostrada or any of its subsidiaries in providing similar products or services as Autostrada or any of its subsidiaries, within the territorial limits of the United States of America; provided, however, in the event of any termination without cause, the Employee's obligations under this Section are subject to payment by the Employer to the Employee of the one year's salary as liquidated damages as outlined in Section 10 hereof.

                            Section 13

           Solicitation of Customers after Termination

          The Employee agrees that in addition to any other limitation, for a period of two years after the termination of this Agreement for any reason whatsoever he shall not, on behalf of himself or on behalf of any other person, firm or corporation, call upon any of the customers of Autostrada or of any of its subsidiaries for the purpose of soliciting and/or providing to any of such customers any product or service similar to those provided by Autostrada or any of its subsidiaries.

                            Section 14

                        Injunctive Relief

          The Employee hereby acknowledges that the confidential information acquired by the Employee as a result of his being a stockholder or being previously employed or services to be rendered hereunder are of a unique, special and extraordinary character which would cause irreparable injury to Autostrada if disclosed in violation of any provision of this Agreement, and by reason thereof, the Employee agrees that for the violation of any of the provisions of Sections 11, 12 and 13, Autostrada shall, in addition to any other rights and remedies available hereunder, at law or otherwise, be entitled to an injunction to be issued by any court of competent jurisdiction enjoining and restraining the Employee from committing any violation of this Agreement, and the Employee hereby consents to the issuance of any such injunction.

                            Section 15

                   Binding on Heirs and Assigns

          This Agreement shall be binding upon and shall inure to the benefit of the Employer and the Employee and his heirs. This Agreement may not be assigned by Autostradaor the Employee, provided, however, that any reorganization, merger, recapitalization or similar plan pursuant to which another person, firm, or corporation assumes control of Autostrada shall not be deemed to be an assignment of this Agreement by Autostrada, and any such plan shall have no effect upon the rights, obligations or duties of Autostrada or the Employee hereunder.

                            Section 16

                      Law to Govern Contract

          This Agreement shall be governed by and construed in accordance with the laws of the State of Utah.

                            Section 17

                   Invalidity of any Provision

          In the event any provision of this Agreement shall be construed as invalid or unenforceable by a court of competent jurisdiction, this Agreement shall be construed as if such invalid or unenforceable provision were omitted, and all remaining provisions of this Agreement shall remain in full force and effect.

                            Section 18

                             Notices

          All notices and other communications hereunder shall be in writing and shall be deemed to have been given if delivered in person or sent by prepaid first-class registered or certified mail, return receipt requested, as follows:

          If to Autostrada:        235 West 500 South
                                   Salt Lake City, UT  84101


          If to Employee:          842 Northcliffe Dr.
                                   Salt Lake City, UT 84103

                            Section 19

                         Attorney's Fees

          In the event of any default hereunder and the enforcement of the terms or provisions hereof, the non-defaulting party shall be entitled to recover reasonable attorney's fees and costs.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

                              AUTOSTRADA MOTORS, INC.


                              By/s/Stephen R. Fry
                              --------------------------------------
                              Its Vice President

                              EMPLOYEE:

                              /s/Douglas W. Fry
                              _____________________________________
                              Douglas W. Fry